OptiNose US, Inc., 1020 Stony Hill Road, Suite 300, Yardley, PA 19067

June 8, 2023
Joseph C. Scodari
[*home address omitted*]

Dear Joe:
This letter agreement, effective as of June 8, 2023 (this “Letter Agreement”) sets forth the terms and conditions under which OptiNose, Inc. (the “Company”) hereby engages you, Joseph C. Scodari (“you” or “Consultant”) as a consultant to the Company. By signing this letter, you accept this engagement subject to these terms and conditions.
1. Consulting Services to be Performed. During the Term (as defined below), Consultant shall provide to the Company such strategic advisory services, knowledge and know-how, as well as general transitional support, as may be requested by the Company’s Chairman of the Company’s board of directors (the “Board”) or Chief Executive Officer (the “Consulting Services”). Consultant shall provide the Consulting Services in a competent, diligent, professional and faithful manner and shall be available as reasonably requested. Consultant’s points-of-contact at the Company shall be R. John Fletcher, Chairman of the Board, and Dr. Ramy Mahmoud, CEO and member of the Board.
2. Term and Termination.
(a) The term during which Consultant shall provide the Consulting Services hereunder (the “Term”) shall commence on June 8, 2023 and, unless earlier terminated in accordance with Section 2(b) below, continue in full force and effect until March 31, 2024. Any extension of the Term and the terms and conditions thereof shall be at the discretion of the Board of Directors of the Company (the “Board”) and subject to the advance approval of the Board.
(b) The Company may terminate this Letter Agreement, and the Term, immediately if (i) Consultant breaches any provision hereunder. The Consultant may terminate this Letter Agreement, and the Term, (i) upon fourteen (14) days’ prior written notice to the Company, or (ii) immediately if Company breaches any provision hereunder.
3. Compensation.
(a) Consulting Fee. Except for the continued exercisability of the Consultant’s vested stock options as set forth in Section 3(c) below, the Consultant shall not be paid a consulting fee for the Consulting Services unless otherwise agreed to in a writing signed by the parties and approved by the Board.
(b) Expenses. It is the parties’ intent that Consultant shall not be required to travel in connection with the Consulting Services. In the event the Company requests that the Consultant travel, the Company shall reimburse Consultant for reasonable and necessary business expenses for transportation, lodging and meals while traveling for Company work as per the OptiNose Business Partner Travel & Expense Reimbursement Guidance, as amended from time to time at the sole discretion of Company (“OOP Costs”). Consultant shall coordinate with the Company to make appropriate travel or meal arrangements for any work requiring travel or meals for which the Company requests Consultant to be present, and the Company shall have the right to approve in advance any and all expenses of Consultant in connection with such activity. Consultant agrees to provide properly documented expenses for reimbursement to the Company for approval and reimbursement within thirty (30) days of completion of each meeting.
(c) Equity.
(i) Any previously granted and outstanding equity awards under the OptiNose, Inc. 2010 Stock Incentive Plan (as amended and restated as of September 19, 2017) (the “Optinose Stock Incentive Plan”) issued to the Consultant during his prior service as a member of the Board shall continue to be exercisable during the Term, in accordance with, and subject to, the terms and conditions of the OptiNose Stock Incentive Plan and the applicable agreement for such grant. Following the end of the Term, Consultant shall have ninety (90) days to exercise any vested equity awards and any vested equity award not exercised within such period shall be forfeited.

For purposes of clarity, (i) other than as explicitly set forth in this Section 3, Consultant shall not receive any other form of compensation from the Company during the Term and (ii) Consultant shall not receive or be entitled to any benefits, or to participate in any benefit plans of the Company while engaged as a Consultant.
4. Independent Consultant. Consultant’s engagement hereunder shall be as an independent contractor, and Consultant is not an employee, agent, representative, stockholder or partner of the Company. All the terms and condition of this Letter Agreement shall be interpreted in light of that relationship. Without limitation, Consultant shall not be entitled to any benefits, or to participate in any benefit plans, available to employees of the Company including, without limitation, any life insurance, short or long-term disability coverage, or any other privileges, including, without limitation, holiday pay, vacation pay, employee cash incentive plans, stock options, 401(k) plan, or F.I.C.A/Medicare contributions, federal or state unemployment insurance, or any other benefits made available to employees of the Company. The Company shall be under no obligation to provide work for Consultant. The parties intend that Consultant shall be a self-employed individual, and Consultant shall be solely responsible for the payment of any national or local income taxes or national or local self-employment taxes arising with respect to the amounts payable hereunder. Consultant has no supranational, national, state or local law workers’ compensation rights with respect to the Consulting Services provided under this Letter Agreement. Consultant shall be responsible for any workers’ compensation insurance, if applicable.
5. Covenants. For purposes of clarity, the covenants set forth in this Section 5 do not supersede, reduce or replace any continuing obligations of the Consultant arising from his prior service as a member of the Board, and shall be in addition to and run concurrent with such other obligations.
(a) Confidentiality. During the Term and following the termination for whatever reason of this Letter Agreement, Consultant shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person or entity, other than in the course of the assigned duties hereunder and for the benefit of the Company, any business and technical information or trade secrets, non-public, proprietary or confidential information, knowledge or data relating to the Company, whether the foregoing will have been obtained by Consultant during its engagement hereunder or otherwise; provided the obligations of confidentiality and non-use with respect to Company trade secrets shall continue for so long as such information is considered a Company trade secret. The foregoing confidentiality obligations will not apply to information that (i) was known to the public prior to its disclosure to Consultant; (ii) becomes generally known to the public or in the Company’s industry subsequent to disclosure to Consultant through no wrongful act by Consultant or any of its representatives; or (iii) Consultant is required to disclose by applicable law, regulation or legal process (provided that the Company is provided with prior notice of the contemplated disclosure and cooperate with the Company in seeking a protective order or other appropriate protection of such information).
(b) Non-Solicitation of Customers. Consultant agrees that during the Term of this Letter Agreement, he will not, directly or indirectly, solicit or influence, or attempt to solicit or influence, customers of the Company to purchase goods or services then sold by the Company from any other person or entity.
(c) Non-Solicitation of Suppliers. Consultant agrees that during the term of this Letter Agreement, he will not, directly or indirectly, solicit or influence, or attempt to solicit or influence, the Company’s suppliers to provide goods or services then provided to the Company to any other person or entity in Competition with the Company.
(d) Non-Solicitation of Employees. Consultant possesses or has access to confidential information regarding employees of OptiNose relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of OptiNose. Consultant recognizes that the information it possesses and may possess about these employees is not generally known, is of substantial value to OptiNose in developing its business and in securing and retaining customers, and has been and will be acquired by Consultant because of its business position with OptiNose. Consultant agrees that, during the Term of this Letter Agreement, he will not, (i) directly or indirectly, individually or on behalf of any other person or entity solicit or recruit any employee of OptiNose to leave such employment for the purpose of being employed by, or rendering services to, Consultant or any person or entity unaffiliated with OptiNose, or (ii) convey any such confidential information or trade secrets about other employees of OptiNose to any person or entity other than in the course of the assigned duties hereunder and for the benefit of OptiNose.
(e) Non-Disparagement. Consultant agrees that during the Term of this Letter Agreement he will not, nor will he induce others to, Disparage OptiNose or any of their past or present officers, directors, employees or products. “Disparage” means making comments or statements to the press, OptiNose’s past or present employees, officers or directors, any individual or entity with whom OptiNose has a business relationship, or any other third party that would adversely affect in any manner: (i) the conduct of the business of OptiNose (including, without limitation, any products or business plans or prospects); or (ii) the business reputation of OptiNose, or any of its products, or its past or present officers, directors or employees.
(f) Inventions.
(ii) Consultant acknowledges and agree that all trade secrets, mask works, concepts, drawings, materials, documentation, procedures, diagrams, specifications, models, processes, formulae, source and object codes, data, programs, know-how, designs, techniques, ideas, methods, inventions, discoveries, improvements, work products, business or scientific processes, developments or other works of authorship, whether patentable or unpatentable, (a) that relate to the Consulting Services, made, developed or conceived by Consultant, solely or jointly with others, or with the use of any of the Company’s equipment, supplies, facilities, confidential information or trade secrets (b) suggested by any work that Consultant performs in connection with the Company, either while performing the duties with the Company or on its own time, but only insofar as they are related to the work as a consultant of the Company (collectively, “Covered Inventions”), will belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon.
(iii) Consultant will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Covered Inventions, and will promptly disclose all Covered Inventions completely and in writing to the Company. The Records will be the sole and exclusive property of the Company (or its designee), and Consultant will surrender them upon the termination or expiration of the Term, or upon the Company’s request. Consultant will assign to the Company (or its designee) Covered Inventions including all rights in and to any related patents and other intellectual property that may issue thereon in any and all countries, whether during or subsequent to the term of this Letter Agreement, together with the right to file, in Consultant’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). Consultant will, at any time during and subsequent to the Term of this Letter Agreement, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to Covered Inventions and the underlying intellectual property. Consultant will also execute assignments to the Company (or its designee) of the Applications, and give the Company (or its designee) and its attorneys all reasonable assistance (including the giving of testimony) to obtain Covered Inventions and the underlying intellectual property for its benefit, all without additional compensation from the Company, but at the Company’s expense.
(iv) Covered Inventions will be deemed “work made for hire,” as such term is defined under the copyright law of the United States, on behalf of the Company (or its designee) and Consultant agrees that the Company (or its designee) will be the sole owner of Covered Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations or compensation to Consultant. If Covered Inventions, or any portion thereof, are deemed not to be work made for hire, Consultant hereby irrevocably conveys, transfers, assigns and delivers to the Company (or its designee), all rights, titles and interests, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to Covered Inventions, including without limitation: (a) all of Consultant’s rights, titles and interests in and to any underlying intellectual property (and all renewals, revivals and extensions thereof) related to Covered Inventions; (b) all rights of any kind or any nature now or hereafter recognized, including without limitation, the unrestricted right to make modifications, adaptations and revisions to Covered Inventions, to exploit and allow others to exploit Covered Inventions; and (c) all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of Covered Inventions, known or unknown, prior to the date hereof, including without limitation the right to receive all proceeds and damages therefrom. In addition, Consultant hereby waives any so-called “moral rights” with respect to Covered Inventions. Consultant hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other intellectual property rights that may issue thereon, including, without limitation, any rights that would otherwise accrue to Consultant’s benefit by virtue of being a consultant of or other service Consultant to the Company.
(v) To the extent that Consultant is unable to assign any of his right, title or interest in any Covered Invention under applicable law, for any such Covered Invention and the underlying intellectual property rights, Consultant hereby grants to the Company (or its designee) an exclusive, irrevocable, perpetual, transferable, worldwide, fully paid license to such Covered Invention and the underlying intellectual property, with the right to sublicense, use, modify, create derivative works and otherwise fully exploit such Covered Invention and the underlying intellectual property, to assign this license and to exercise all rights and incidents of ownership of Covered Invention.
(vi) To the extent that any of Covered Inventions are derived by, or require use by the Company (or its designee) of, any works, Inventions, or other intellectual property rights that Consultant owns, which are not assigned hereby, Consultant hereby grants the Company (or its designee) an irrevocable, perpetual, transferable, worldwide, non-exclusive, royalty free license, with the right to sublicense (through various tiers), use, modify and create derivative works using such works, Inventions or other intellectual property rights, but only to the extent necessary to permit the Company (or its designee) to fully realize their ownership rights in Covered Inventions.

(g) Cooperation. Upon the receipt of written notice from the Company, Consultant agrees that while engaged by the Company and thereafter, Consultant will respond and provide information with regard to matters in which Consultant has knowledge as a result of this engagement by the Company, and will provide reasonable assistance to the Company and its representatives in defense of any claims that may be made against the Company, and will assist the Company in the prosecution of any claims that may be made by the Company, to the extent that such claims may relate to the period of Consultant’s engagement by the Company (or any predecessor). Consultant agrees to promptly inform the Company if Consultant becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company. Consultant also agrees to promptly inform the Company (to the extent legally permitted to do so) if asked to assist in any investigation of the Company (or its actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company with respect to such investigation, and will not do so unless legally required.
(h) Return of Property. On the date of the termination of the Term for any reason (or at any time prior thereto at the Company’s request), Consultant will return all property belonging to the Company (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).
(i) Injunctive Relief. It is further expressly agreed that the Company will or would suffer irreparable injury if Consultant or Consultant was to violate the provisions of this Section 5 and that the Company would by reason of such violation be entitled to injunctive relief in a court of appropriate jurisdiction and Consultant and Consultant further consent and stipulate to the entry of such injunctive relief in such court prohibiting them from violating the provisions of this Section 5.
6. Survival of Provisions. The obligations contained in Sections 5 through 7 and Sections 9 through 16 of this Letter Agreement shall survive the termination or expiration of the Letter Agreement by their terms and will be fully enforceable thereafter. If it is determined by a court of competent jurisdiction in any state that any restriction in Section 6 is excessive in duration or scope or extends for too long a period of time or over too great a range of activities or in too broad a geographic area or is unreasonable or unenforceable under the laws of that state, the parties agree that such restriction may and should be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state or jurisdiction.
7. Indemnification. Each party (each, an “Indemnifying Party”) shall indemnify the other party for all costs (including reasonable attorney’s fees), expenses, losses and other damages arising from (a) any injury to person or damage to third party property caused by the Indemnifying Party’s negligence and (b) any breach of this Letter Agreement by the Indemnifying Party.
8. Representations and Warranties.
(a) Authorization. Consultant represents and warrants that the execution and delivery of this Letter Agreement and the performing of the Consulting Services does not and will not conflict with or result in any breach or default under any agreement, contract or arrangement which Consultant is a party to or violate any other legal restriction, including without limitation any noncompete requirement to which it is subject. Further, Consultant represents and warrants to the Company that it has received any necessary consent or authorization to enter into this Letter Agreement from any institution with which it is affiliated and from which it requires consent, express or implied, or authorization to enter into this Letter Agreement.
(b) Information. Consultant certifies that it will supply its tax identification number, as applicable, to the Company. Consultant acknowledges that the Company will rely upon the foregoing certification in filing certain documents and instruments required by law in connection with this Letter Agreement.
9. Assignment. Notwithstanding anything else herein, this Letter Agreement is cannot be assigned by the Consultant. The Company may assign the Letter Agreement to an affiliate or to any acquirer of all or substantially all of the assets of the Company. This Letter Agreement will inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assignees of the parties.
10. Arbitration. Consultant agrees that all disputes and controversies arising under or in connection with this Letter Agreement, other than seeking injunctive or other equitable relief under Section 5(i), will be settled by arbitration conducted before one (1) arbitrator mutually agreed to by the Company and Consultant, sitting in Philadelphia, Pennsylvania or such other location agreed to by Consultant and the Company, in accordance with the rules of the American Arbitration Association then in effect; provided, however, that if the Company and Consultant are unable to agree on a single arbitrator within thirty (30) days of the demand by another party for arbitration, an arbitrator will be designated by the Philadelphia Office of the American Arbitration Association. The determination of the arbitrator will be final and binding on Consultant and the Company. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. Each party will bear their own expenses of such arbitration.
11. Governing Law. This Letter Agreement and any other document or instrument delivered pursuant hereto, and all claims or causes of action that may be based upon, arise out of or relate to this Letter Agreement will be governed by, and construed under and in accordance with, the internal laws of the Commonwealth of Pennsylvania, without reference to rules relating to conflicts of laws.
12. Entire Agreement; Amendments. This Letter Agreement contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in their entirety any and all prior and/or contemporaneous agreements, understandings or representations relating to the subject matter hereof, whether written or oral. No amendments, alterations or modifications of this Letter Agreement will be valid unless made in writing and signed by the parties hereto
13. Section Headings. The section headings used in this Letter Agreement are included solely for convenience and will not affect, or be used in connection with, the interpretation of this Letter Agreement.
14. Severability. The provisions of this Letter Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. No failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by either party, and no course of dealing between the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.
15. Notices. All notices, requests, demands and other communications required or permitted to be given by either party in this Letter Agreement shall be in writing and shall be duly given when mailed by registered mail, postage prepaid, or sent by facsimile with confirmation of receipt to the other party at the address set forth below, or at such other address as shall have been designated by such other party by written notice:
(i) If to the Company:
OptiNose, Inc.
1020 Stony Hill Road, Suite 300
Yardley, PA 19067
Attention: Chief Executive Officer
(ii) If to Consultant:
Joseph C. Scodari

[*home address omitted*]

16. Counterparts. This Letter Agreement may be executed in several counterparts (including via .pdf), each of which will be deemed to be an original but all of which together will constitute one and the same instruments.
[Signature Page Follows]

Please indicate your agreement with the terms and conditions set forth in this Letter Agreement by signing this Letter Agreement and returning it to the Company. We look forward to your engagement with the Company.

Very truly yours,

COMPANY
OPTINOSE, INC.
By:	/s/ R. John Fletcher
Name:	R. John Fletcher
Title:	Chairman of the Board

Legal Approver Initials:

CONSULTANT
JOSEPH C. SCODARI
/s/ Joseph C. Scodari Joseph C. Scodari